Exhibit (e)(11)

Amendment to ALPS ETF Trust Distribution Agreement

This Amendment to the ALPS ETF Trust Distribution Agreement (this “Amendment”), dated December 29, 2017, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”), and ALPS Portfolio Solutions Distributor, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS have entered into an ALPS ETF Trust Distribution Agreement dated March 31, 2013 (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Effective as of December 29, 2017, Exhibit A of the Agreement is hereby deleted in its entirety and replaced with a new Exhibit A attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST		ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.

By:	/s/ Edmund J. Burke	By:	/s/ Jeremy O. May
Name:	Edmund J. Burke	Name:	Jeremy O. May
Title:	President	Title:	President

EXHIBIT A

Cohen & Steers Global Realty Majors ETF

ALPS Equal Sector Weight ETF

Alerian MLP ETF

ALPS Sector Dividend Dogs ETF

Barron’s 400 ETF

ALPS International Sector Dividend Dogs ETF

RiverFront Strategic Income Fund

Alerian Energy Infrastructure ETF

Workplace Equality Portfolio

ALPS Emerging Sector Dividend Dogs ETF

Sprott Gold Miners ETF

ALPS Medical Breakthroughs ETF

Sprott Junior Gold Miners ETF

BUZZ US Sentiment Leaders ETF

RiverFront Dynamic Unconstrained Income ETF

RiverFront Dynamic Core Income ETF

RiverFront Dynamic US Dividend Advantage ETF

RiverFront Dynamic US Flex-Cap ETF

ALPS/Dorsey Wright Sector Momentum ETF

ALPS Disruptive Technologies ETF

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